Isis Consulting, Inc.
                                                       12 E. 49th Street
                                                       32nd Floor
                                                       New York, NY 10017
                                                       Tel: 212-317-5610
                                                       Fax: 212-317-5455

PRIVATE AND CONFIDENTIAL

August 15, 1996

Mr. Eric A. Reehl
Executive Vice President
Home State Holdings, Inc.
3 South Revmont Drive
Shrewsbury, NJ 07702

Re: Sources of Finance

Dear Eric:

        This letter will serve to confirm our agreement regarding the investigation and identification of sources of capital for Home State Holdings, Inc. ("HSH").

        Isis Consulting, Inc. ("Isis") has been made aware of the certain and immediate capital needs of HSH and has introduced Swiss Re America Corporation ("SRA") as a private source of such capital. In that respect Isis has offered to act as a "finder". HSH has indicated that it would compensate Isis if the introduction to SRA results in a transaction leading to the availability of funds. It is understood that Isis will not provide any advice with respect to the terms of the transaction or the merits of any offers. Further, Isis will not participate in any negotiations other than to respond to any enquiries regarding issues within its scope of competence. With regard to any materials or data provided by HSH for the purpose of making the introductions, Isis undertakes to keep them in strictest confidence and will not disclose the information to third parties without your consent.

        As we have discussed, if a transaction is consummated with SRA or any of its affiliates, HSH has agreed to pay Isis a "finders fee" of $100,000 in respect of such capital provider plus 1% of the total amount of capital paid, which fee would be payable when such capital is actually transferred to HSH. HSH also understands and agrees that the fee of 1% of capital raised will apply not only to any initial infusion of capital but also to any future transactions with SRA for a period of one year from the date of this letter. Isis anticipates that the terms of compensation for having served as a "finder" will be reflected and honored in any resulting definitive purchase agreement.

        Finally, as we have previously disclosed to you, Isis is owned, in part, by an affiliate of SRA. HSH acknowledges that it is aware of such ownership interest and waives any conflict of interest arising as a result thereof.

        If the foregoing correctly reflects our understandings and agreements, please indicate your acknowledgement and agreement by executing this letter in the space below, Upon your acknowledgement this letter will constitute a binding agreement between us that can only be revised in writing and signed by HSH and Isis.

Kind regards,

Sincerely,

Isis Consulting, Inc.

By: /s/ Henry Sopher
    -----------------------------
Name: Henry Sopher
Title: Chairman & Treasurer

                                        Acknowledged and agreed as of the
                                        date first written above:


                                        Home State Holdings, Inc.

                                        By: /s/ Eric Reehl
                                            --------------------------------
                                             Name: Eric Reehl
                                             Title: Executive Vice President

                                             August 19, 1996